Exhibit 14.1

CODE OF ETHICS

Code of Ethics

Table Of Contents

1.	Introduction	3

2.	Purpose	3

3.	Applicability	3

4.	Important definitions and interpretations	4

5.	Effective Date	6

6.	Compliance with Laws, Regulations and Ethical Business Conduct	6

7.	Conflict of Interest	6

8.	Use of Group’s assets and resources	7

9.	Discrimination and harassment	7

10.	Free Competition (Fair Competition)	8

11.	Confidentiality	8

12.	Unacceptable activities	8

13.	Donation and sponsorship policy	10

14.	Political Contribution	11

15.	Personal investments	11

16.	Know Your Customer	11

17.	Inquiries and investigations	12

18.	Transactions with TPIs and government touch points	12

19.	Trainings and Awareness	13

20.	Maintenance of books	13

21.	Corporate record keeping and archival/ retention	14

22.	Reporting to Government/ external agencies	14

23.	Fine and penalties	15

24.	Disciplinary procedures	15

25.	Disciplinary action and violations of the Policy	15

26.	Process for disciplinary action	17

27.	Implementation of the Code & Procedure	17

28.	Review and amendment to the Code	18

29.	Acknowledgement	18

30.	Exceptions for the Code	18

Code of Ethics

1.	Introduction

This Code of Ethics (“Code”) lays out the Group’s expectations and guiding principles for appropriate behavior. The principles prescribed in this Code are general in nature and lay down broad standards of compliance and ethics.

The reputations of the Group (as defined below) are based on the conduct, integrity, and abilities of our employees. The Group expects all its personnel to share their commitment to ethical, professional and legal standards and to avoid any activities that could involve the Group or its employees in any real or perceived unethical, improper, or unlawful act.

This code is necessarily broad and general in nature and is not intended to replace more detailed policies and procedures. It is not intended to be an exclusive set of guidelines or requirements governing the conduct of employees. The Group has adopted and may amend or adopt other corporate policies, procedures, personnel manuals, or employee handbooks that also prescribe or specify conduct. Moreover, no single policy or set of policies can ever be totally comprehensive or serve as a substitute for the good judgment, common sense. Therefore, proper, ethical, and legal conduct are expected from all employees.

This Code of Conduct is also available on our website at: Code of Ethics (roadzen.io).

2.	Purpose

1.	This policy ensures that all the employees work in cooperative spirit to serve the best interest of the organization and are courteous to customers, co-workers and external people.

2.

The purpose of this policy is to enhance ethical and transparent process in managing the affairs of the Group and thus to sustain the trust and confidence reposed in the Board of Directors and the employees by the stakeholders.

3.	This policy emphasizes the Group’s commitment to act professionally, fairly and with integrity in all its business dealings and relationships.

3.	Applicability

The code shall be applicable to:

1.

All directors and senior management personnel, including Managing Director (“MD”) / Chief Executive Officer (“CEO”)/ Chief Compliance Officer (“CCO”), Chief Financial Officer (“CFO”) / Chief Information Officer (“CIO”) / Chief Operating Officer (“COO”) / Chief Risk Officer (“CRO”) General Manager (“GM”).

2.

The independent/Non-executive Directors to the extent that it does not conflict with or is prejudicial to the interest of Group, subject to exception that the independent/Non-executive Directors of the Group shall not be precluded from taking up outside assignment/ directorship in other companies.

Code of Ethics

3.	All other employees or officer or agents of the Group, whether permanent or contractual.

4.	Third parties, including vendors, agents and service providers, to the extent applicable to them.

5.	Roadzen Group and each division, subsidiary, affiliate, or entity acting or purporting to act as a representative, advisor, or otherwise on behalf of Roadzen Group as a whole.

4.	Important definitions and interpretations

1.	“Anti - Money Laundering” or “AML” refers to the web of laws, regulations, and procedures aimed at uncovering efforts to disguise illicit funds as legitimate income.

2.

“Bribery” means offering, promising, giving, receiving, soliciting, or accepting of a financial or other advantage, or any other thing of value, with the intention of influencing or rewarding the behavior of a person in a position of trust to perform a public, commercial or legal function to obtain or retain a commercial advantage. Bribes are payments made in the form of money or anything else of value in return for a business favor or advantage.

3.

“Charitable contributions” shall mean any donation, contribution, gift, grant, etc., whether a monetary contribution or in-kind donation to any civic, charitable or community entity or for regional religious purpose where Roadzen Group’s offices or operations are located, for the purpose of supporting individuals or groups in need, providing an immediate benefit directly to members of the community, or for providing a benefit or better services to the community.

4.

“Chief Compliance Officer” refers to an employee that ensures the Group is in compliance with its outside regulatory and legal requirements as well as internal policies and bylaws. A Chief Compliance Officer will be appointed for each entity of the Group by the Ethics Committee.

5.	“Code” or “Policy” means this Code of Ethics document.

6.

“Counter Financing of Terrorism” or “CFT” is a set of government laws, regulations and other practices that are intended to restrict access to funding and financial services for those whom the government designates as terrorists.

7.

“Disciplinary Authority” authority competent and appointed by the Human Resource (“HR”) department in consultation with Chief Compliance Officer, to impose disciplinary action for violation of policies, procedures and code of conduct.

Code of Ethics

8.	“Donation” is a voluntary contribution in the form of monetary or non-monetary gifts to a fund or cause for which no return service or payment is expected or made.

9.

“Ethics Committee” refers to a committee comprising of the Chief Risk Officer, the Head of HR, and other designated members as may be nominated by the Board of Directors of the Group. This Committee is formed to monitor and periodically review policies, procedures and Code of Conduct. The Board of Directors of the Group may at their discretion re-constitute the Committee at any point with any Officer(s) of the Group as deemed appropriate.

10.

“Employee” or “Personnel” means any person on the payroll of the Group companies including full-time, part-time and casual employees working with the Group and includes contractual staff as well as the officers and directors of the Group, unless otherwise indicated.

11.	“Family” includes parents, children, siblings and their spouses.

12.	“Group” shall mean Roadzen Inc. and each and every division, subsidiary, affiliate or entities of Roadzen Group as a whole.

13.	“Politically exposed Persons” or “PEP”: For the purpose of this policy includes:

•	Director with a state-owned entity or entity indirectly owned by a government body/ministry

•	Minister of State/Department (including secretary to ministers)

•	Civil Services Officers

•	Affiliation with a political party, as identified through keywords-based searches and reported in the media

•	Immediate family member (parents, spouse and children) of a known PEP, as reported in databases and/or media sources

•	Business relationship with a known PEP, as reported in databases and/or media sources (as identified through keywords-based searches)

14.	“Roadzen entity” or “Entity” or “Company” represents each individual subsidiary, affiliate, or associate entity of Roadzen Group.

15.

“Third Party Intermediary” or “TPI” or “TPIs” means a service provider, consultant, distributor, contractor, vendor, supplier, agent or other third party, whether an individual or an entity, who is employed on a contractual basis, or retained to assist the Group in any function of the business that requires or involves interaction with any government entity in any of the countries in which the Group operates.

Code of Ethics

5.	Effective Date

This policy will come into effect from the date of closing of the business combination between Roadzen, Inc. and Vahanna Tech Edge Acquisition I Corp.

6.	Compliance with Laws, Regulations and Ethical Business Conduct

There are many laws and regulations applicable to the business. All employees and third parties must know and observe all laws and regulations governing their activities. Some specific areas of legal and regulatory attention include Health and Safety; Anti-Bribery Laws; protection of environment; intellectual property; and payment of taxes, and adherence to local statutory compliance. Also, it is equally important to comply with the Group’s internal operating policies and procedures.

In discharging their responsibilities, each employee has a duty to serve the Group, in good faith, in a manner that he or she reasonably believes to be in the best interests of the Group and its shareholders and with such care as a person of ordinary prudence will exercise in a similar circumstance. All Employees have duties of honesty, care and loyalty to the Group.

These duties include, but are not limited to,

•	the duty to make a reasonable inquiry where the circumstances require;

•	the duty to disclose all material information relevant to corporate decisions;

•	the duty to deal openly with and make full disclosure to the Group;

•	the duty to avoid and disclose any activities which could create, or appear to create, a conflict with the interests of the Group;

•	the duty to not exploit one’s positions with the Group by improperly converting money or other property which lawfully belong to the Group; and

•	the duty to act with integrity, fidelity and high standards of conduct.

7.	Conflict of Interest

All employees have an obligation to conduct themselves in an honest and ethical manner and act in the best interest of the Group, as any action, behavior and conduct of any employee has a direct reflection on the Group. It is therefore imperative that all employees avoid entering into any situations, business or relationship that might lead to potential or perceived conflict of interest with the business of the Group. A conflict situation can arise under, but are not limited to, the following circumstances:

Code of Ethics

1.	When an employee acts or has interests that may make it difficult to perform their duty objectively and effectively;

2.	The receipt of improper personal benefits by an employee or their family because of one’s position in the Group;

3.	Any outside business activity that detracts an individual’s ability to devote appropriate time and attention to their responsibilities with the Group;

4.	The receipt of non-nominal gifts or excessive entertainment from any person/ company with which the Group has current or prospective business dealings;

5.	Any significant ownership interest in any supplier, customer, partner, or competitor of the Group; and

6.	Any consulting or employment relationship with any supplier, customer, business associate or competitor of the Group.

Employees should be careful in avoiding conflict of interest with the Group. However, in case there is a likelihood of a conflict of interest, he/she should make full disclosure of all facts and circumstances thereof to his/her Departmental Head (“HOD”), who shall further inform to the Chief Compliance Officer.

8.	Use of Group’s assets and resources

The Group’s assets and resources, including but not limited to trademark, copyright and intellectual property, are dedicated to achieving its business objectives. All employees are required to safeguard the Group assets and resources against any loss, damage, theft, or misuse and should not use them for any unlawful or unethical purpose.

The Group’s equipment and assets are to be used for the Group’s business purposes only in accordance with the Group guidelines. Use of the Group’s assets for individual profit or any unlawful, unauthorized personal or unethical purpose is strictly prohibited.

9.	Discrimination and harassment

The Group is committed to providing a workplace free of discrimination and harassment based on race, color, religion, age, gender, national origin, disability, or other biases. It would be the endeavor of every Board Member and senior management of the Group to see that workplace is free from such environment. If any employee is discriminated, he/she may lodge a complaint of discrimination or harassment to the Ethics Committee using the Whistleblower Mechanism stated under the “Whistleblower Policy”.

Code of Ethics

10.	Free Competition (Fair Competition)

It is a common practice to gather information about the general marketplace, including competitors’ products and services, where the Group wants to compete fairly. No employee should obtain any competitive information by unethical or illegal means, such as corporate espionage or improper access to confidential information. Employees shall avoid contacts with competitors that could appear as an improper interaction, whether the contact is in person, in writing, by telephone, through e-mail or any other mode.

Also, employees should deal fairly with customers, suppliers, competitors and employees. They should not take unfair advantage of anyone through manipulation, concealment, abuse of confidential, proprietary or trade secret information, misrepresentation of material facts, or any other unfair dealing-practices.

Most countries we operate in have laws to encourage and protect free and fair market competition by regulating anti-competitive conduct, including unfair acts by market leaders. These laws regulate our relationships with our customers, competitors, distributors and resellers.

11.	Confidentiality

The Group’s confidential information is a valuable asset. Employees must maintain confidentiality of sensitive information (i.e., information that is not in the public domain) relating to the Group which comes to them during discharge of their duties or in any other manner. However, disclosures may be made if such disclosure is authorized by the Group or is legally mandated.

Confidential information includes all non-public information. It includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information. It also includes personal information obtained from any source in the course of business.

All the proprietary information in any employee’s possession should be submitted upon leaving the Group.

12.	Unacceptable activities

The Group expects each person to act in a mature and responsible way at all times. If the employee has any questions concerning any work or safety rule, or any of the unacceptable activities listed below, they are expected to reach out to their reporting manager for clarification. Note that the following list of unacceptable activities are not exhaustive and commission or continuance of these can result in disciplinary action, up to and including termination.

1.	Negligence or any careless action which endangers the life or safety of another person.

Code of Ethics

2.	Corporal punishment of any person, including any mental, physical or emotional harassment of any person.

3.	Violation of any of the Group’s rules and any action that is detrimental to the Group’s development.

4.

Being intoxicated or under the influence of a controlled substance/drugs while at work and working hours, possession or sale of a controlled substance/drugs in any quantity while on the Group’s premises or at a client’s premises or at any other premises where the employee has been authorized to visit or perform his/her duties as prescribed by the Group, except medications prescribed by a physician which do not impair work performance.

5.	Unauthorized possession of dangerous or illegal firearms, weapons or explosives on the Group’s property or while on duty.

6.	Engaging in criminal conduct or acts of violence or making threats of violence towards anyone on the Group’s premises or students.

7.	Insubordination or refusing to obey instructions properly issued by your superiors/ principal pertaining to your work and refusal to help out on a special assignment.

8.	Threatening, intimidating, or coercing fellow employees or person on or off the premises/campus at any time, for any purpose.

9.	Engaging in an act of sabotage, negligently causing the destruction or damage of the Group’s property, or the property of fellow employees, or any other person, or visitors in any manner.

10.	Speaking, texting, emailing, or any other form of verbal or non-verbal, oral, or written communication which is in any way or manner derogatory to the other employee or any other person in the Group.

11.

Theft or unauthorized possession of the Group’s property or the property of fellow employees, unauthorized possession or removal of any the Group’s property, including documents, from the premises without prior permission from management, unauthorized use of the Group’s equipment or property for personal reasons, using the Group’s equipment for profit.

12.

Dishonesty, falsification or misrepresentation on your application for employment or other work records; lying about sick or personal leave or absenteeism for 5 days or longer, falsifying reasons for a leave of absence or other data requested by the Organization, alteration of the Group’s records or other Group’s documents.

13.

Immoral conduct or indecency at the Group’s premises/or at a client’s premises, or at any other premises where the employee has been authorized to visit or perform his/her duties as prescribed by the Group.

Code of Ethics

14.	Conducting a lottery or gambling on premises.

15.	Any act of harassment, sexual, racial or other, telling sexist or racist jokes, making racial or ethnic slurs towards any person or colleague.

16.	Leaving work before the end of a workday or not being ready to work at the start of a workday without the approval of your reporting manager.

17.	Sleeping or loitering during working hours.

18.	Obscene or abusive language towards any manager, employee or any person, indifference or rudeness towards other employees, any disorderly/antagonistic conduct on the Group’s premises.

19.	Failure to immediately report damage to, or an accident involving the Group’s equipment.

20.	Offering to or accepting bribes from any of Group’s clients, or any person who comes in contact with the Group for business purposes.

21.	Any conduct which in the opinion of the reporting manager, is unbecoming of an employee.

13.	Donation and sponsorship policy

1.

All donations and sponsorship provided by the Group must be compatible with the business activities and reflect commitment to operating in an ethical manner. Donations and sponsorship will not be given to organizations that the Group is in legal or financial conflict with, or which connects the Group to any political party or group.

2.

Charitable donations may only be made where the donation is made in compliance with applicable laws, the donation is not made to secure an improper business advantage, provided that the donation is made directly to a government/non-government agency (rather than to an individual personnel) and there is a valid charitable purpose for the donation. Each donation should be made with the prior written approval of Chief Compliance Officer.

3.

The Chief Compliance Officer must consider that adequate due diligence be conducted on the entity and the key personnel to ensure that the Group is not exposed to any risk. At the minimum, this process must include a background check on the entity and the key individuals and their relationships with government entities and officials, Politically Exposed Persons (“PEP”), if any.

4.	Donations or sponsorship must not be made or offered in conjunction with, as part of or in relation to any bid, tender, contract renewal or prospective business relationship.

Code of Ethics

5.

The Group must not enter into any charitable donation or sponsorship agreement with an organization as a means of gaining favorable terms from that organization or its connected parties in any other business agreements.

6.	No contributions can be made in cash.

7.	All contributions must be evidenced by a receipt/acknowledgement that should be documented and maintained on record.

14.	Political Contribution

The Group prohibits all its entities from all sorts of contributions to regional, local, national, international political parties, unless specifically approved by the Board of Directors and Chief Compliance Officer detailing the nature and amount of such contribution.

15.	Personal investments

To protect the integrity of the Group, it is essential for all the employees to conduct their personal trading as per the framework prescribed for prohibition of insider trading under the laws applicable in respective country of operations such as the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended in the USA and SEBI (Prohibition of Insider Trading) Regulations, 2015 in India.

It should be noted that using non-public information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal.

It shall be the responsibility of each employee to become familiar with and understand these laws, regulations and policies and to seek further explanations and advice concerning their interpretation, if required.

16.	Know Your Customer

The Group has adopted “Anti Money Laundering (AML) Policy and Framework”. The principal objectives of this framework are as follows:

a.	Preventing the Group from being used by money launderers to further their illicit business.

b.	Enabling assistance to law enforcement agencies in identifying and tracking down money launderers.

c.	Ensuring that the Group remains compliant with all relevant anti-money laundering legislation and regulations to the extent applicable.

Code of Ethics

All the employees are required to adhere to the statute/regulations/circulars/ guidelines/rules/policy applicable to the Group with regards to the Anti-Money Laundering /Counter Financing of Terrorism (AML/ CFT) Act applicable in respective countries of operations. The Employees should exercise requisite care in selecting those with whom we conduct business. While conducting business, the Employees must adhere to processes which are in place for checking the identity and complete profile of the customers and counter parties as per the guidelines. In case of unusual transactions which are not of regular nature, care should be exercised and reasons for undertaking that transaction should be analyzed/documented with appropriate internal approvals. These processes ensure adequate customer, vendor and third-party due diligence and ongoing monitoring of their transactions. This is done to detect suspicious transactions during the entire period of relationship.

17.	Inquiries and investigations

All employees should fully cooperate with authorized internal and external investigations. Making false (or misleading) statements to Regulators/Government authorities/Auditors/Investigation agencies/Group representatives during investigations may lead to adverse consequences/penalties.

It is important to protect the legal rights of the Group with respect to its confidential information; hence all requests for information, documents or interviews must be referred to the respective Departmental Head and Chief Compliance Officer.

18.	Transactions with TPIs and government touch points

Under the US Foreign Corrupt Practices Act, 1977, it is unlawful to make a payment of anything of value to any person, knowing any portion of the payment will be offered, given, or promised to a Government Official or any other for a corrupt purpose. The term “knowing” includes conscious disregard or deliberate ignorance, and willful blindness.

ln other words, the Company and individual employees may violate the FCPA if we have “reason to know” or “should have known” that an agent will bribe a Government Official.

Accordingly, the most important step the Group can take to protect itself from liability for improper payments made by third parties is to carefully choose its business partners, including agents and consultants.

The Group has developed procedures for conducting appropriate risk-based due diligence on third parties, and the implementation of appropriate steps to address any identified risks, to ensure compliance with applicable anti-corruption laws.

We understand that various applicable anti-corruption and anti-bribery laws make the Group responsible for the acts of our TPIs and others acting on our behalf. Therefore, no TPIs, acting on behalf of the Group may engage in any act that could be construed as bribery or corruption – whether using Roadzen funds or their own personal funds or whether acting directly or through a middleman. The Group expects all those acting on our behalf to abide by our standards of ethics and integrity and, where necessary and appropriate, to follow our procedures.

Code of Ethics

Also, it is the responsibility of employees while engaging with TPIs to ensure that they comply with the Group’s Anti-Bribery and Anti-Corruption Policy. If any employee becomes aware that a TPI is engaged in bribery or corruption, he/she should immediately report his/her concern following the procedure set out in “Whistleblower Policy”.

19.	Trainings and Awareness

The most important asset of a company is human capital. Investing in the training and development of the employees and affiliates contribute not only to them, but also to the Group as a whole. By providing our employees with training, learning and development activities, we enable the Group to achieve its business targets, and the people to constantly grow professionally.

Our employees are encouraged to take part in different opportunities for training and developing, including:

1.

Induction Programs: Our newly hired employees take part in employee orientation programs, ranging from orientation day all the way to comprehensive entry level programs which includes awareness about various Group policies like Anti-Bribery and Anti-Corruption Policy, Whistle-Blower Policy, Prevention of Sexual Harassment Policy etc., procedures and Code of conduct.

2.

Learning Programs: We encourage our employees to attend trainings, seminars, or conferences relevant to their role of interest, in the areas of soft skills, technical content, leadership development and more. These programs are conducted periodically on a monthly/ Quarterly basis for all the employees across Group based upon their roles and responsibility. Attendance to these programs is mandatory unless specifically exempted by the senior management.

Further, the employees are also required to undergo periodic refresher trainings around Group policies and procedures.

The Chief Compliance Officer and designated HR representative are required to ensure monitoring of the training process and maintenance of attendance records.

20.	Maintenance of books

The Group understands its responsibility to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in its reports, books of accounts, documents and in all other public communications made by the Group. The Group adheres to a strict policy of maintaining complete and accurate books and records including, but not limited to, memorandum, accounts, expense reports, contracts, financial reports and other business records. Books and records must reflect, in an accurate and timely manner, all business transactions.

Code of Ethics

All employees must ensure that all payments and transactions of the Group, regardless of value, are recorded accurately and timely with appropriate documentation. If any employee realizes that he/she mistakenly failed to provide complete information or has provided wrong information about a transaction or expense, he/she must escalate it to reporting manager immediately. Trying to hide this mistake or falsifying of records should be avoided. It is best to be open and honest about the issue and work transparently.

21.	Corporate record keeping and archival/ retention

Accurate and complete record keeping is essential to the corporate well-being of the Group, to enable it to comply with legal and regulatory requirements and to manage the affairs of the Group.

To protect the privacy of affairs of the Group, employees should ensure compliance with laws and regulations, and that all records containing personal or medical data about colleagues are kept confidential and only disclosed as authorized. Furthermore, medical information about the Employees and all documents used to verify work eligibility should be kept in files which are separate from those that contain general personal information.

All employees are expected and required to prepare, preserve and produce all books and records in accordance with this policy. Records and documents generated, including, but not limited to, any reports and contracting documents, must be maintained and stored for a minimum period of 6 years or as per the applicable laws of the country of operation, whichever is longer.

Also, the Group must retain all records that have any bearing on pending litigation, investigations or administrative proceedings. Employees who are notified of the existence of a summons or have reason to believe that a government investigation is imminent or that legal proceedings may be instituted must retain all potentially relevant records in their possession, custody, or control, including papers, computer disks and tapes, until they have been notified otherwise by the legal team of the Group.

22.	Reporting to Government/external agencies

The Group has a responsibility to communicate effectively with shareholders so that they are provided with full, accurate and timely information, in all material respects, about the financial results and condition of operations of the Group. The reports and documents are required to be filed with or submitted to regulatory authorities. Therefore, such reports and any other public communications should be full, fair, accurate, timely and understandable.

Employees must, therefore, never make inaccurate or misleading reports, certificates, claims or statements to government/regulatory authorities.

Code of Ethics

23.	Fine and penalties

In case any fines and penalties are imposed on the Group by Government or Government Entity in connection with its operations and or other facilities for violation of local laws and regulations, the copy of such notices for fines and penalties should be sent to the Chief Compliance Officer and Chief Financial Officer.

Upon approval from the Chief Compliance Officer and Chief Financial Officer, fines and penalties shall be paid solely from funds transferred directly to the Government or Government Entity from the Company’s corporate office via online transfer or cheque, and a receipt or other written acknowledgement of the payment shall be obtained.

A copy of the receipt or other written acknowledgement shall be sent to the Legal department for record keeping. Any deviations from the procedures must be approved in advance and in writing by the Chief Compliance Officer.

24.	Disciplinary procedures

The primary objective of the disciplinary procedure is to make employees aware of the instances of apparent and reported breach of the Code on their part and to afford such employees with an opportunity of making submission against such reported instances including amending/rectifying their conduct.

An employee will be informed by the immediate manager that he/ she is not meeting the required standards. The immediate manager will discuss his or her concerns with the employee and where appropriate, will agree on objectives to be achieved by the employee over a reasonable period of time. The manager will also discuss any assistance the employee may require, including where practicable - training. If after a reasonable time, an employee is still unable to reach the required standards, the matter may be dealt with within the context of the disciplinary procedure.

If the problem relates to the employee’s health, the immediate manager may arrange for the employee to see the Company nominated Medical Advisor.

If the problem stems from the employee’s failure to demonstrate satisfactory conduct, or there are problems with the employee’s performance e.g. due to the employee’s inattention or lack of motivation, the disciplinary procedure will be implemented.

Usually, disciplinary procedure would start after detailed fact finding exercise/internal investigation including one-to-one discussion with the concerned employee, where-ever possible-by the respective business group, is carried out and a detailed report to that effect is submitted to Head of Human Resource Department.

25.	Disciplinary action and violations of the Policy

Violations of this policy will be grounds for discharge or other disciplinary action, based on the circumstances of the particular violation and depending upon the nature and seriousness of non-compliant behavior of erring employees. Disciplinary action will be taken, not only against individuals who authorize or participate directly in a violation of the policy, but also against any of the violator’s management, to the extent that the circumstances of the violation reflect inadequate supervision by the superior.

Code of Ethics

These actions could be – Cautionary Action, Deterrent Action and Capital Action.

Cautionary action: The cautionary or exemplary action(s) may be in the form of:

•	Condoning, advising, warning, censuring etc.

•	Imposition of fine.

•	Suspension from employment for a certain period of time.

•	Adversely impacting annual performance rating.

•	Withholding of increment, performance linked bonus / incentive (partly).

Deterrent action: The deterrent action(s) may be in the form of:

•	Recovery of full / partial monetary loss caused to the Group with or without a financial penalty.

•	Suspension from employment for a certain period of time.

•	Demoting to the lower grade or level or Reduction in basic salary.

Capital action: The capital action may be in the form of:

•	Temporary suspension or permanent termination of services.

•	Dismissal from services

•	Exit Through Resignation at the instance of the Company

•	Compulsory Retirement

If any employee believes that he or she has been retaliated against in the form of an adverse personnel action for disclosing information regarding misconduct under this policy, he or she may file a written complaint or a report to the Group’s Ethics Committee requesting an appropriate remedy. It is the Group’s policy to encourage colleagues to come forward with any safety, ethical or legal concerns. Retaliation against those who bring forward these types of related concerns or complaints will not be tolerated. Compliance with this policy will be a key factor in the evaluation of the individual’s overall performance.

Code of Ethics

26.	Process for disciplinary action

1.	All disciplinary actions shall be decided and intimated to the employees based on the report received by the Human Resource (HR) Team from the respective department.

2.

Depending upon the nature of such report employees would be informed of instances of breach of the Code reported against them. It would be afforded with an opportunity to make their submission in writing within the specific time frame to the designated official in HR Team. Such submission would be taken into consideration while arriving at a decision. However, in case an employee chooses not to avail of such an opportunity within the specific time frame or within extended time frame, if allowed by HR team in deserving cases, it would be construed that the employee concerned has no submission to make and accordingly the matter would be decided upon ex-parte and any decision taken in those circumstances would be binding on the concerned employee.

3.	HR function of the Roadzen Entity shall put in a matrix the Disciplinary Authority and the Appellate Authority to carry out all disciplinary actions envisaged under the Code.

4.

The Disciplinary Authority of the Group shall, on the basis of reports submitted to it by HR along with the response received by the employee, if any, and after ensuring adherence to due process initiate appropriate investigation and disciplinary actions against an erring employee, impose penalty including but not limited to, placing an employee under suspension.

5.

An employee against whom an order has been passed by a Disciplinary Authority, may, within seven working days from the date of receipt of the order, request an appeal in writing to the Appellate Authority. Such written appeals, if received within the stipulated time, shall be disposed of by the Appellate Authority by way of a detailed speaking order.

6.

Regardless of whether the employee has parted ways with the Group, the order of the Disciplinary Authority or Appellate Authority (as the case may be), shall be binding upon him, and he shall be liable to pay the costs.

7.

The range of possible actions outlined above should not be regarded as necessarily either sequential or cumulative. The Company reserves the right to omit any or all of the levels of action where it considers appropriate.

27.	Implementation of the Code & Procedure

Within a company, compliance begins with the Board of Directors and senior management setting the proper tone for the rest of the Company. Hence, the Board of Directors and the senior management should play a role in the launching of the programme and demonstrate ownership and commitment to the code of conduct.

Code of Ethics

The Board and senior management shall inform all existing personnel about this code and their role in its implementation. They shall also ensure to appraise new employees about the code during induction/training.

This code will be implemented through the development and maintenance of procedures, using template forms and guidance in the form of trainings, other communications given to Group personnel on the process.

28.	Review and amendment to the Code

The Ethics Committee should monitor and periodically review the policy to ensure its effective implementation, suitability, adequacy and effectiveness.

The Ethics Committee has the right to amend or modify this Policy in whole or in part, at any time without notice and without assigning any reason whatsoever. The amendments should be approved by the Board of Directors of the Group. However, no such amendment or modifications will be binding on any current or former director, employee, vendor, external agent, representative and business partner unless the same is notified to them in writing.

29.	Acknowledgement

Prior to onboarding, the employees are required to acknowledge that they have read and understood the Code. Employees must remember that under no circumstances the failure to read the Code, sign an acknowledgement or certify online exempt him/her from the obligation to comply with the Code.

Also, this acknowledgement is to be signed-off annually by each employee at the beginning of the year.

30.	Exceptions for the Code

All exceptions to this Code must be approved by Chief Compliance Officer in consultation with the Board.

Code of Ethics

Acknowledgment Form for Receipt of Code of Business Ethics

I have received and read the Company’s Code of Conduct and Ethics. I understand the standards and policies contained in the Company Code of Conduct and Ethics and that there may be additional policies or laws specific to my job and/or the location of my posting. I further agree to follow the values of the Company in all that I do and comply with the Company Code of Conduct and Ethics.

If I have questions concerning the meaning or application of the Company Code of Conduct and Ethics, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult my manager, the Chief Compliance Officer, the HR Department or the Legal Department, knowing that my questions or reports to these sources will be maintained in confidence.

Employee Name	Signature

Employee No.	Date

Please sign and return this form to the HR Department